2929 Seventh Street, Suite 100

Berkeley, CA 94710

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

DYNAVAX TO ACQUIRE SYMPHONY DYNAMO, INC., INCLUDING

$20 MILLION IN UNRESTRICTED CASH

-- Proceeds Fund HEPLISAV Registration Trials --

BERKELEY, CA - November 10, 2009 - Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that it has exercised its option to purchase all of the equity of Symphony Dynamo, Inc. (SDI). As a result, Dynavax will acquire approximately $20 million in cash and regain all rights to its hepatitis C and cancer therapy programs. The transaction, described below, is subject to Dynavax stockholder approval, and is expected to close in the first quarter of 2010.

"This transaction is an important milestone for Dynavax, providing approximately $20 million in cash to fund HEPLISAVTM, which represents the majority of the funding needed for the Phase 3 registration trials for our investigational adult hepatitis B vaccine," commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax. "Our Hepatitis C clinical program, funded through SDI, has demonstrated safety and reproducible antiviral activity in a Phase 1b trial. With Symphony, we have decided to seek partners for HCV and focus our resources on HEPLISAV."

Dynavax and Symphony Capital Partners, LP (Symphony) have negotiated new terms to satisfy the exercise price for Dynavax's option to acquire SDI. Under this agreement, Dynavax will:

  Acquire the cash held by SDI, currently $20.446 million, and issue to Symphony 13 million shares of Dynavax Common Stock, which represents $1.57 per share
  Issue 5-year warrants to Symphony for 2 million shares of Dynavax Common Stock at an exercise price of $1.94 per share and cancel Symphony's currently outstanding warrants for 2 million shares
  Reacquire the rights to Dynavax's proprietary technology for its hepatitis C and cancer therapies. If Dynavax partners these programs, Symphony will receive 50% of the first $50 million from any potential upfront and development milestones received.
  Defer the existing $15 million obligation due to Symphony by 20 months (until December 31, 2012) and convert the obligation previously payable solely in cash, to payable in stock and/or cash at Dynavax's election

Upon closing, Symphony and its co-investors are expected to own approximately 24% of total Dynavax Common Stock outstanding. Dynavax will also expand its Board of Directors to include one Director designated by Symphony and one independent Director acceptable to both Symphony and Dynavax, as long as Symphony's ownership exceeds more than 10% of the total Dynavax Common Stock outstanding.

"We are impressed with the progress Dynavax has made with its pipeline of products targeting infectious diseases and are excited about the market opportunity for HEPLISAV," said Harri V. Taranto, Co-Founder of Symphony Capital. "We are pleased that this transition will enable Dynavax to fund HEPLISAV to realize its value creation potential for Dynavax."

About Symphony Dynamo, Inc. (SDI)

SDI was capitalized with $50 million in April 2006 by Symphony Capital Partners, LP and its co-investors to advance certain of Dynavax's programs for hepatitis B, hepatitis C, and cancer therapies. In April 2007, Dynavax exercised its option to purchase the hepatitis B therapy program.

Wedbush PacGrow Life Sciences acted as advisor to Dynavax in this transaction.

Conference Call

Dynavax will webcast a conference call today at 9:00 a.m. ET (6:00 a.m. PT). The live and archived webcast can be accessed by visiting the investor relations section of the Company's Web site at http://investors.dynavax.com/newsevents.cfm.

About Symphony Capital, LP

Symphony Capital LLC is a private equity firm dedicated to collaborating with leading innovative biopharmaceutical companies, helping them capture more of the value in their most important clinical development programs. Symphony's unique investment strategy brings a combination of dedicated capital, deep industry expertise and tailored investment structures to biopharmaceutical companies with compelling pipelines of products in all stages of clinical development. Additional information about Symphony is available at www.symphonycapital.com.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether stockholder approval can be obtained, whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development, whether the studies can support registration for commercialization of HEPLISAV, initiation and completion of clinical trials of the Company's other product candidates; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

RULE 14a-12 LEGEND

Participants in Solicitation

Dynavax Technologies Corporation and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynavax stockholders in connection with the exercise of the option to acquire the Symphony Dynamo equity. Information about the directors and executive officers of Dynavax and their ownership of Dynavax's stock is set forth in the proxy statement for Dynavax's 2009 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement relating to stockholder approval of the issuance of shares in connection with the exercise of the option becomes available. This proxy statement, and any other documents filed by Dynavax with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.

# # #